Exhibit 99.1

News Release — CONFIDENTIAL

Investor Contact:	Media Contact:
Mark Bierley	Mary Davis
(734) 477-4105	(734) 477-1374
Borders Raises $25 Million Through Equity Financing to Support Key Financial and Strategic Initiatives
ANN ARBOR, Mich., May 21, 2010—Borders Group, Inc. (NYSE: BGP) today announced that an entity controlled by Bennett S. LeBow has agreed to invest $25 million in the company through a private purchase of 11.1 million shares of the company’s common stock at a purchase price of $2.25 per share and on other terms described below. The investment – coupled with the company’s recently announced financing – will strengthen Borders’ balance sheet and provide capital to help fund the transformation of the Borders brand. Mr. LeBow’s investment will support several important financial and strategic initiatives such as improving the company’s capital position, addressing the store network to maximize productivity and profitability, maximizing the digital opportunity including growing Borders.com, and developing strategic business partnerships. The purchase is expected to close later today.
In connection with the investment, Mr. LeBow has joined the Board of Directors and has also been elected Chairman. Mr. LeBow is the Chairman of Vector Group, Ltd. (NYSE: VGR). Howard Lorber, who serves as President and Chief Executive Officer of Vector Group, has also joined the Board of Directors of Borders Group.
“Ben’s investment will improve the company’s capital position, and provide greater stability as we execute strategies to transform the brand,” said Interim President and Chief Executive Officer of Borders Group, Mike Edwards. “Ben brings the right combination of skills, experience, focus and fresh perspective to his role as the new Chairman of the Board of Directors. As an astute investor and business operator with a strong technology background and proven experience with driving company turnarounds, he will play an extremely important role in helping us redefine the Borders brand that is so critical to unlocking a turnaround for Borders.”
Additionally, in order to create the nine-member Board as required by the terms of the transaction, Richard “Mick” McGuire has resigned from the Board of Directors.
“I am pleased to welcome Ben aboard as the new Chairman,” said McGuire. “Borders has made great progress in improving its financial and operating condition by exiting non-core businesses, reducing fixed costs, improving working capital efficiency, and focusing on operational excellence. More recently, the executive team has begun the process of repositioning the business and in-store experience to succeed in a future of electronic delivery. This effort is supported by an exceptional group of directors who were selected for the Board because of their expertise in the areas most critical to the Company’s success. By adding Ben and Howard to this already talented group, the Company is now in the best possible position to achieve its full potential.”
Terms of the Equity Financing
Borders Group has entered into a purchase agreement relating to the investment that, among other things, requires the company to seek approval from its shareholders for the issuance to Mr. LeBow of a stock purchase warrant exercisable to acquire an additional 35.1 million shares of the company’s common stock at a price of $2.25 per share and for the issuance of the underlying 35.1 million warrant shares. The company expects to schedule a special meeting of its shareholders as soon as practicable to seek approval for the issuance of the warrant and warrant shares. If the issuance of the warrant and warrant shares is not approved by the company’s shareholders, the company will be obligated to issue to Mr. LeBow 35.1 million stock appreciation rights. Upon the exercise of the stock appreciation rights, Borders Group would be required to make a cash payment with respect to each right equal to the excess, if any, of the future market price of the company’s common stock over the $2.25 base price provided in the stock appreciation rights.
Indicative Support from Pershing Square
Pershing Square Capital Management, L.P. and its affiliates, which currently is a major shareholder of Borders Group, has indicated its support for the transaction. As a result of the purchase of common stock by Mr. LeBow, Borders Group will be required under the terms of its existing agreements with Pershing Square and its affiliates to issue Pershing Square approximately 2.7 million warrants exercisable at a price of $0.65 per share. Upon the issuance of the warrant or stock appreciation rights to Mr. LeBow, the company will be required to issue Pershing Square approximately an additional 8.6 million warrants at the same $0.65 per share exercise price.
Rothschild Inc. served as financial advisor to Borders Group and Jefferies & Company, Inc. served as financial advisor to Mr. LeBow. Baker & McKenzie LLP represented Borders Group and Latham & Watkins LLP represented Mr. LeBow. Jones Day advised the Board of Directors of Borders Group in connection with the transaction.
Details of the purchase agreement will be included in a Form 8-K to be filed promptly with the Securities and Exchange Commission.
About Borders Group, Inc.
Headquartered in Ann Arbor, Michigan, through its subsidiaries Borders Group, Inc. (NYSE: BGP) is a leading specialty retailer of books as well as other educational and entertainment items. The Company employs approximately 19,500 throughout the U.S., primarily in its Borders® and Waldenbooks® stores. Online shopping is offered through borders.com. Find author interviews and vibrant discussions of the products we and our customers are passionate about online at facebook.com/borders, twitter.com/borders and youtube.com/bordersmedia. For more information about the company, visit borders.com/media.
Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as “expect,” “planning,”

“possibility,” “opportunity,” “goal,” “will,” “may,” “intend,” “anticipates,” “working toward” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the Company’s future financial condition and performance (including earnings per share, the profitability of Waldenbooks, liquidity, cash flows, debt levels, market share growth and other sales information, inventory levels and capital expenditures) and its strategic initiatives such as the expansion of product categories, including eBook content and eReaders. These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the Company’s forward-looking statements.
These risks and uncertainties include, but are not limited to, consumer demand for the Company’s products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, competition and other factors; the availability of adequate capital – including vendor credit – to fund the Company’s operations and to carry out its strategic plans; adverse litigation results or other claims, the performance of the Company’s information technology systems and, with respect to eBook content and eReaders, the availability to the Company of anticipated content levels and a variety of competitive devices.
The Company’s periodic reports filed from time to time with the Securities and Exchange Commission contain more detailed discussions of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and those discussions are incorporated herein by reference. The Company does not undertake any obligation to update forward-looking statements.
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